EXHIBIT 4.17

PINNACLE ENTERTAINMENT, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into as of March 14, 2010, by and between Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and Anthony M. Sanfilippo (“Optionee”).

A. The Board of Directors of the Company has determined that it is to the advantage and best interest of the Company to grant to Optionee a nonqualified stock option outside of the Pinnacle Entertainment, Inc. 2005 Equity and Performance Incentive Plan, as amended (the “Option”), to purchase 650,000 shares of the common stock of the Company (the “Common Stock”) in order to more closely align Optionee’s interests with those of other stockholders of the Company, and has approved the execution of this Agreement between the Company and Optionee.

B. The Option granted hereby is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, Optionee and the Company hereby agree as follows:

1. Grant and Terms of Stock Option.

1.1 Grant of Option. The Company hereby grants to Optionee the right and option to purchase, subject to the terms and conditions set forth in this Agreement, all or any part of an aggregate of 650,000 shares of Common Stock at a purchase price per share equal to $8.64.

1.2 Vesting. This Option shall vest and become exercisable with respect to 20% of the shares of Common Stock subject to this Option on the first anniversary of the date hereof and, on each subsequent anniversary of the date hereof, shall vest and become exercisable with respect to an additional 20% of the shares subject hereto so that this Option shall be vested and exercisable with respect to 100% of the shares subject hereto on the fifth anniversary of the date hereof. Upon the termination of Optionee’s “Continuous Status as an Employee, Director or Consultant” (as defined below) for any reason, the portion of this Option that is not vested and exercisable as of the date of such termination shall be immediately cancelled and terminated. For purposes of this Agreement, “Continuous Status as an Employee, Director or Consultant” means that the employment, director or consulting relationship is not interrupted or terminated by the Company, any parent or subsidiary, or by Optionee. Continuous Status as an Employee, Director or Consultant will not be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave; (ii) transfers between locations of the Company or between the Company, its parent, its subsidiaries or its successor; or (iii) the ceasing of Optionee to be an employee while Optionee remains a director or consultant, the ceasing of Optionee to be a director while Optionee remains an employee or consultant or the ceasing of Optionee to be a consultant while Optionee remains an employee or director.

1.3 Term of Option. The “Term” of this Option shall begin on the date of this Agreement and shall expire on March 14, 2020. No portion of this Option may be exercised after the expiration of the Term.

1.3.1 In the event of the termination of Optionee’s Continuous Status as an Employee, Director or Consultant for any reason other than by the Company for “Cause” or by Optionee without “Good Reason” (as such terms are defined in the Employment Agreement dated March 13, 2010 between the Company and Optionee (the “Employment Agreement”)), the portion of this Option that is vested and exercisable as of the date of termination shall terminate and be cancelled on the earlier of (i) the expiration of the Term, or (ii) one year after the termination of Optionee’s Continuous Status as an Employee, Director or Consultant.

1.3.2 In the event of the termination of Optionee’s Continuous Status as an Employee, Director or Consultant by the Company for Cause or by Optionee without Good Reason, the portion of this Option that is vested and exercisable as of the date of termination shall terminate and be cancelled on the earlier of (i) the expiration of the Term, or (ii) 30 days after the termination of Optionee’s Continuous Status as an Employee, Director or Consultant.

2. Method of Exercise.

2.1 Delivery of Notice of Exercise. This Option shall be exercisable by written notice in the form attached hereto as Exhibit A which shall state the election to exercise this Option, the number of shares of Common Stock in respect of which this Option is being exercised, and such other representations and agreements with respect to such shares as may be required by the Company pursuant to the provisions of this Agreement. Such written notice shall be signed by Optionee (or by Optionee’s beneficiary or other person entitled to exercise this Option in the event of Optionee’s death pursuant to Section 3 hereof) and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price. This Option shall not be deemed exercised until the Company receives such written notice accompanied by the exercise price and any other applicable terms and conditions of this Agreement are satisfied. This Option may not be exercised for a fraction of a share.

2.2 Securities Law Matters; Restrictions on Exercise. Optionee understands that this Option being granted to him has not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of specific exemptions from the registration provisions of the Securities Act and applicable state law which depends upon, among other things, the bona fide nature of the accuracy of Optionee’s representation as expressed herein. Optionee represents that Optionee is an Accredited Investor within the definition set forth in Rule 501(a) of the Securities Act. No shares of Common Stock will be issued pursuant to the exercise of this Option unless and until there shall have been full compliance with all applicable requirements of the Securities Act (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange or other market system on which the Common Stock is then listed and all applicable requirements of other laws (including, without limitation, state corporations laws, state securities laws and federal and state tax laws) and of any regulatory bodies having jurisdiction over such issuance. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be necessary or appropriate, in the judgment of the Board of Directors (or the Compensation Committee thereof (the “Committee”)), to comply with any applicable laws.

2.3 Method of Payment. Payment of the exercise price shall be made in full at the time of exercise (a) in cash or by certified check or bank check or wire transfer of immediately available funds, (b) by delivery of a properly executed exercise notice together with any other documentation as the Board of Directors (or the Committee) and the Optionee’s broker, if applicable, require to effect an exercise of the Option and delivery to the Company of the sale or other proceeds (as permitted by applicable law) required to pay the exercise price, or (c) with the consent of the Board of Directors (or the Committee) in its discretion, by tendering previously acquired shares of Common Stock (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings). In addition, the Board of Directors (or the Committee) may impose such other conditions in connection with the delivery of shares of Common Stock in satisfaction of the exercise price as it deems appropriate in its sole discretion.

2.4 No Rights as a Stockholder. Until the stock certificate evidencing shares of Common Stock issued upon exercise of this Option is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the shares, notwithstanding the exercise of the Option.

3. Non-Transferability of Option.

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or to a beneficiary designated by written designation, and may be exercised during the lifetime of Optionee only by Optionee. Subject to all of the other terms and conditions of this Agreement, following the death of Optionee, this Option may, to the extent it is vested and exercisable by Optionee in accordance with its terms on the date of death, be exercised by Optionee’s beneficiary, estate or other person who acquired the right to exercise this Option by bequest or inheritance. Notwithstanding the first sentence of this Section 3, this Option may be assigned, in connection with Optionee’s estate plan, in whole or in part, during Optionee’s lifetime to one or more family members of Optionee or to a trust established exclusively for one or more of such family member. Rights under the assigned portion may be exercised by the person or persons who acquire a proprietary interest in such Option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the Option immediately before such assignment and shall be set forth in such documents issued to the assignee as the Board of Directors (or the Committee) deems appropriate. For purposes of this Section 3, the term “family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee’s household (other than a tenant or employee), a trust in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than 50 percent of the voting interests.

4. Restrictions; Restrictive Legends.

Ownership and transfer of shares issued pursuant to the exercise of this Option will be subject to the provisions of, including ownership and transfer restrictions (including, without limitation, ownership and transfer restrictions imposed by applicable gaming laws) contained in, the Company’s Certificate of Incorporation, as amended from time to time, restrictions imposed by applicable laws, stop transfer restrictions, and restrictions set forth or referenced in legends imprinted on certificates representing such shares.

5. Adjustments Upon Changes in Capitalization, Etc.

5.1 Changes in Capitalization. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares of Common Stock or the value thereof, such adjustments and other substitutions shall be made to this Option as the Board of Directors (or the Committee), in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under this Option and in the number, class, kind and option or exercise price of securities subject to this Option (including, if the Board of Directors (or the Committee) deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Board of Directors (or the Committee) may determine to be appropriate in its sole discretion; provided, however, that the number of shares of Common Stock subject to this Option shall always be a whole number.

5.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that this Option had not been previously exercised, it will terminate immediately prior to the consummation of such proposed dissolution or liquidation. In such instance, the Company may, in the exercise of its sole discretion, declare that this Option will terminate as of a date fixed by the Company and give Optionee the right to exercise this Option as to all or any part of the optioned stock, including shares as to which this Option would not otherwise be exercisable.

5.3 Corporate Transaction. Upon the happening of a “Change of Control” of the Company (within the meaning of the Employment Agreement), the Company may, in its sole discretion, do one or more of the following: (i) shorten the period during which this Option is exercisable (provided that it remains exercisable for at least 30 days after the date notice of such shortening is given to Optionee); (ii) accelerate the vesting of this Option; (iii) arrange to have the surviving or successor entity or any parent entity thereof assume this Option or grant a replacement option in either case with appropriate adjustments in the option prices and adjustments in the number and kind of securities issuable upon exercise or adjustments so that this Option or its replacement represents the right to purchase the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such transaction with respect to or in exchange for the number of shares of Common Stock purchasable and receivable upon exercise of this Option had such exercise occurred in full prior to such transaction; or (iv) (A) to the extent this Option is vested (including, if applicable, any acceleration of vesting as contemplated in clause (ii) above), cancel this Option upon payment to Optionee of an amount that is the equivalent of the excess of the Fair Market Value of the Common Stock (at the effective time of the change in control) over the exercise price of this Option, such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Board of Directors (or the Committee), in its discretion, shall determine and (B) to the extent this Option is not vested, either cancel this Option upon a payment to Optionee in the manner set forth in clause (iv)(A) of this sentence, or arrange for the assumption of this Option in the manner set forth in clause (iii) of this sentence, in the sole discretion of the Company.

6. Withholding Taxes.

The Company will have the right to take whatever steps the Board of Directors (or the Committee) deems necessary or appropriate to comply with all applicable federal, state, local, and employment tax withholding requirements, and the Company’s obligations to deliver shares of Common Stock upon the exercise of this Option will be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, upon the exercise of this Option, the Company will have the right to withhold taxes from any other compensation or other amounts which it may owe to Optionee, or to require Optionee to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to the shares issued on such exercise. Without limiting the generality of the foregoing, the Board of Directors (or the Committee) in its discretion may authorize Optionee to satisfy all or part of any withholding tax liability by (a) having the Company withhold from the shares of Common Stock which would otherwise be issued on the exercise of an Option that number of shares having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability, or (b) by delivering to the Company previously-owned and unencumbered shares of the Common Stock having a Fair Market Value, as of the date the withholding tax liability arises, equal to or less than the amount of the Company’s withholding tax liability.

7. General.

7.1 Governing Law. This Agreement shall be governed by and construed under the laws of the state of Delaware applicable to agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

7.2 Notices. Any notice required or permitted under this Agreement shall be given in writing by express courier or by postage prepaid, United States registered or certified mail, return receipt requested, to the address set forth below or to such other address for a party as that party may designate by 10 days advance written notice to the other parties. Notice shall be effective upon the earlier of receipt or 3 days after the mailing of such notice.

If to the Company:	Pinnacle Entertainment, Inc. 3800 Howard Hughes Parkway, Suite 1800 Las Vegas, Nevada 89169 Attention: General Counsel

If to Optionee:	Anthony M. Sanfilippo c/o Butler, Snow, O’Mara, Stevens & Cannada, PLLC 6075 Poplar Avenue, Suite 500 Memphis, Tennessee 38119 Attention: Todd P. Photopulos, Esq.

7.3 Determination of Fair Market Value. “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

7.3.1 If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the National Market System of NASDAQ, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock (or the closing bid, if no sales are reported) as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Common Stock) on the day of determination (if the day of determination is not a market trading day, then on the last market trading day that is prior to the day of determination), as reported in the Wall Street Journal or any other source the Board of Directors (or the Committee) considers reliable.

7.3.2 If the Common Stock is quoted on the NASDAQ System (but not on the NASDAQ National Market System) or is regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (if the day of determination is not a market trading day, then on the last market trading day that is prior to the day of determination), as reported in the Wall Street Journal or any other source the Board of Directors (or the Committee) considers reliable.

7.3.3 If the Common Stock is not traded as set forth above, the Fair Market Value will be determined in good faith by the Board of Directors (or the Committee) with reference to the earnings history, book value and prospects of the Company in light of market conditions generally, and any other factors the Board of Directors (or the Committee) considers appropriate, such determination by the Board of Directors (or the Committee) to be final, conclusive and binding.

7.4 Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, Optionee shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Option and the parties hereto shall act in all matters as if Optionee was the sole owner of this Option. This appointment is coupled with an interest and is irrevocable.

7.5 No Employment Rights. Nothing herein contained shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ Optionee or contract for Optionee’s services, to restrict the Company’s or such subsidiary’s right to discharge Optionee or cease contracting for Optionee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between Optionee and the Company or any of its subsidiaries.

7.6 Modifications. This Agreement may be amended, altered or modified only by a writing signed by each of the parties hereto.

7.7 Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the shares on or with respect to which such other capital stock was distributed.

7.8 Additional Documents. Each party agrees to execute any and all further documents and writings, and to perform such other actions, which may be or become reasonably necessary or expedient to be made effective and carry out this Agreement.

7.9 No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

7.10 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

7.11 No Assignment. Except as otherwise provided in this Agreement, Optionee may not assign any of his rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

7.12 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

7.13 Equitable Relief. Optionee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, Optionee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

7.14 Arbitration.

7.14.1 General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 7.14 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Las Vegas, Nevada.

7.14.2 Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Optionee, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

7.14.3 Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

7.14.4 Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless Optionee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

7.14.5 Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

7.15 Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

7.16 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

7.17 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.18 Complete Agreement. This Agreement and the Employment Agreement constitute the total and complete agreement of the parties and supersede all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

7.19 Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

[SIGNATURES TO APPEAR ON FOLLOWING PAGE]

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Christopher K. Plant
Christopher K. Plant , Vice President and
Treasurer

OPTIONEE

/s/ Anthony M. Sanfilippo
Anthony M. Sanfilippo

SPOUSAL CONSENT

By her signature below, the spouse of the Optionee agrees to be bound by all of the terms and conditions of the foregoing Option Agreement (including those relating to the appointment of the Optionee as agent for any interest that Spouse may have in the shares of Common Stock, which are subject to the Options).

OPTIONEE’S SPOUSE

Signature

Print Name

EXHIBIT A

NOTICE OF EXERCISE OF NONQUALIFIED STOCK OPTION

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Las Vegas, Nevada 89169

Attn: General Counsel

Ladies and Gentlemen:

The undersigned hereby elects to exercise the option indicated below:

Option Grant Date:

Number of Shares as to which Option is Being Exercised:

Exercise Price Per Share:

Total Exercise Price: $

Method of Payment:

Enclosed herewith is payment in full of the total exercise price.

My exact name, current address and social security number for purposes of the stock certificate to be issued and the stockholder list of the Company are:

Name:

Address:

Social Security Number:

Sincerely,

Dated:
(Optionee’s Signature)